EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (Thousands Except Per Share Amounts)

                                      Three Months Ended    Six Months Ended
                                         September 30         September 30
                                        1997      1996       1997      1996

Primary Earnings Per Share
Net income                            $ 7,967    $ 1,279   $14,172    $ 3,491
Preferred stock dividends                                        1          1

                                      $ 7,967    $ 1,279   $14,171    $ 3,490

Shares outstanding
  Weighted average common shares       12,394     12,344    12,376     12,343
  Net common shares issuable on
    exercise of stock options             279         25       219         18
  Average common shares outstanding
    as adjusted                        12,673     12,369    12,595     12,361

Primary earnings per share               $.63       $.10     $1.13       $.28


Fully Diluted Earnings Per Share
Net income                            $ 7,967    $ 1,279   $14,172    $ 3,491

Shares outstanding
  Average common shares as adjusted
    for primary computation            12,673     12,369    12,595     12,361
  Common shares issuable if the
    preferred stock was converted
    at the beginning of the year            4          4         4          4
  Additional common shares issuable
    on exercise of stock options          106         44        94         25
  Average common shares outstanding
    as adjusted                        12,783     12,417    12,693     12,390

  Fully diluted earnings per share       $.62       $.10     $1.12       $.28